Exhibit 10.2

VISTEON CORPORATION

SAVINGS PARITY PLAN

Effective January 1, 2012

VISTEON CORPORATION

SAVINGS PARITY PLAN

The Visteon Corporation Savings Parity Plan (the “Plan”) has been adopted to promote the best interests of Visteon Corporation (the “Company”) and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan is adopted effective January 1, 2012.

ARTICLE I. DEFINITIONS AND CONSTRUCTION

Section 1.01. Definitions.

The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

(a) Account: The record keeping account maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

(b) Affiliate: A person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control, with the Company, within the meaning of Code Sections 414(b) and (c); provided that Code Section 414(b) and (c) shall be applied by substituting “at least fifty percent (50%)” for “at least eighty percent (80%) each place it appears therein.

(c) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe). A Participant’s designation of beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Committee shall prescribe, is filed and received by the Committee or its delegate prior to the Participant’s death. If a Participant designates his or her spouse as beneficiary, such designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse. If a valid designation of beneficiary is not in effect at the time of the Participant’s death, the Participant’s surviving spouse, or if there is no surviving spouse, the estate of the Participant is deemed to be the sole Beneficiary. If multiple beneficiaries have been designated and one or more of the beneficiaries predecease the Participant, then upon the Participant’s death, payment shall be made exclusively to the surviving beneficiary or beneficiaries unless the Participant’s designation specifies an alternate method of distribution. Further, in the event that the Committee is uncertain as to the identity of the Participant’s beneficiary, the Committee may deem the estate of the Participant to be the sole beneficiary. Beneficiary designations shall be in writing (or in such other form as authorized by the Committee for this purpose, which may include on-line designations), shall be filed with the Committee or its delegate, and shall be in such form as the Committee may prescribe for this purpose.

(d) Board: The Board of Directors of the Company.

(e) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(f) Committee: The Organization and Compensation Committee of the Board.

(g) Company: Visteon Corporation, or any successor thereto.

(h) Company Contribution Credits: Amounts credited to a Participant’s Account pursuant to Article II. A Participant’s Company Contribution Credits might consist of one or more of the following:

(i)	Matching Contribution Credits: Amounts credited to a Participant’s Account pursuant to Section 2.01;

(ii)	Special 2012 Contribution Credits: Amounts credited to a Participant’s Account pursuant to Section 2.02; and

(iii)	Disability Contribution Credits: Amounts credited to a Participant’s Account pursuant to Section 2.03.

(i) Effective Date: January 1, 2012.

(j) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(k) Investment Options: One or more of the hypothetical investment options established by the Committee from time to time.

(l) Limitations: The limitations on benefits and/or contributions imposed on qualified plans by the Internal Revenue Code, including, but not limited to, the limitations imposed by Section 415 and Section 401(a)(17) of the Code.

(m) Participant: A person who is:

(i)	Classified by a Participating Employer as a common law employee and is enrolled on the active employment rolls of the Participating Employer; and

(ii)	Regularly employed by a Participating Employer on a salaried basis (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage); and

(iii)	Eligible to participate in the Visteon Investment Plan.

Where the context so requires, the term Participant also includes a former employee entitled to receive a benefit hereunder.

Notwithstanding anything to the contrary herein, the Committee may exclude one or more groups of persons from participating if the Committee determines that such action is necessary or appropriate in order for the Plan to constitute a program for a select group of management or highly compensated employees for purposes of ERISA.

(n) Participating Employer: The Company, Visteon Systems LLC, Visteon Global Technologies, Inc., Visteon International Business Development, Inc., and each other subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company, or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.

(o) Plan: The Visteon Corporation Savings Parity Plan, as amended and in effect from time to time.

(p) Plan Year: The calendar year.

(q) Separation from Service: The date on which a Participant terminates employment from the Company and all Affiliates, provided that (1) such termination constitutes a separation from service for purposes of Code Section 409A, and (2) the facts and circumstances indicate that the Company (or the Affiliate) and the Participant reasonably believed that the Participant would perform no further services (either as an employee or as an independent contractor) for the Company (or the Affiliate) after the Participant’s termination date, or believed that the level of services the Participant would perform for the Company (or the Affiliate) after such date (either as an employee or as an independent contractor) would permanently decrease such that the Participant would be providing insignificant services to the Company or an Affiliate. For this purpose, a Participant is deemed to provide insignificant services to the Company or an Affiliate, and thus to have incurred a bona fide Separation from Service, if the Participant provides services at an annual rate that is less than twenty percent (20%) of the services rendered by such Participant, on average, during the immediately preceding thirty-six (36) months of employment (or his or her actual period of employment if less). Notwithstanding the foregoing, if a Participant takes a leave of absence from the Company or an Affiliate for the purpose of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Separation from Service.

(r) Valuation Date: Each day on which the New York Stock Exchange is open for business.

(s) Visteon Investment Plan: The Visteon Investment Plan, as amended and in effect from time to time.

Section 1.02. Construction and Applicable Law.

(a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

(b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Michigan to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. COMPANY CONTRIBUTION CREDITS

Section 2.01. Matching Contribution Credits.

(a) Eligibility. Following the close of each Plan Year, the Company shall determine whether a Participant is entitled to a Matching Contribution Credit for the Plan Year, and if the Participant is eligible, the amount of such credit. A Participant may be entitled to a Matching Contribution Credit with respect to any Plan Year if, during such Plan Year, the Participant:

(i)	Made Participant Contributions to the Visteon Investment Plan in an amount equal to or in excess of six percent (6%) of the Participant’s Plan Compensation (or, if less, the maximum amount of Participant Contributions permitted in accordance with the Limitations); and

(ii)	Is actively employed by a Participating Employer on December 31 of the Plan Year for which the Matching Contribution Credit is being made; provided that this requirement shall not apply if the Company determines that the Participant’s employment had been involuntarily terminated by a Participating Employer other than for cause.

(b) Amount of Matching Contribution Credit. If a Participant is eligible for a Matching Contribution Credit with respect to any Plan Year, as soon as administratively practicable following the close of the Plan Year, there shall be credited to the Participant’s Account an amount equal to the difference between (i) the matching contribution that would have been allocated to the Participant’s account under the Visteon Investment Plan if the Limitations did not apply and if the Participant, in addition to the Participant Contributions actually made during the Plan Year, had elected to make Participant Contributions equal to six percent (6%) of the portion of the Participant’s Plan Compensation for the Plan Year that is in excess of the limitation on considered compensation under Code Section 401(a)(17), and (ii) the matching contribution actually allocated to the Participant’s account under the Visteon Investment Plan for the Plan Year.

(c) Definitions. For purposes of this Section 2.01:

(i)	The term “Participant Contributions” has the meaning assigned in Section 1.1(ee) of the Visteon Investment Plan, or any successor provision thereto.

(ii)	The term “Plan Compensation” has the meaning assigned in Section 1.1(o)(1) of the Visteon Investment Plan, or any successor provision thereto, disregarding amounts in excess of the limitation on considered compensation under Code Section 401(a)(17).

Section 2.02. Special 2012 Contribution Credits. For the 2012 Plan Year only, a Participant who receives an allocation of the Special 2012 Non-Elective Contribution under Section 3.4(b)(4) of the Visteon Investment Plan and who is actively employed by a Participating Employer on December 31, 2012 (or who terminated employment during 2012 if the Company determines that the Participant’s employment had been involuntarily terminated by a Participating Employer other than for cause) shall be credited with a Special 2012 Contribution Credit under this Plan equal to the difference between (a) the Special 2012 Non-Elective Contribution which would have been allocated to the Participant under the Visteon Investment Plan for the Plan Year if such contribution were determined without regard to the Limitations, and (b) the Special 2012 Non-Elective Contribution actually allocated to the Participant’s account under Section 3.4(b)(4) of the Visteon Investment Plan for the Plan Year. If a Participant is eligible for a Special 2012 Non-Elective Contribution Credit, the credit shall be allocated to the Participant’s Account as soon as administratively practicable following the close of the Plan Year.

Section 2.03. Contributions for Certain Disabled Participants. A Participant who is entitled to the Special Disability Contribution under Section 3.4(b)(5) of the Visteon Investment Plan shall be credited with a Disability Contribution Credit equal to the difference between (a) the Special Disability Contribution that would have allocated to the Participant under the Visteon Investment Plan for such Plan Year if such contribution were determined without regard to the Limitations, and (b) the Special Disability Contribution actually allocated to the Participant’s account under Section 3.4(b)(5) of the Visteon Investment Plan for the Plan Year. If a Participant is eligible for a Disability Contribution Credit with respect to any Plan Year, the Disability Contribution Credit will be allocated to the Participant’s Account as soon as administratively practicable following the close of the Plan Year,

ARTICLE III. ACCOUNTING, HYPOTHETICAL INVESTMENT AND DISTRIBUTION

Section 3.01. Deemed Investment of Participant Accounts.

(a) The Committee may designate two or more Investment Options; provided that for any period prior to the date on which the Committee designates such Investment Options, the Participant’s Account shall be credited with interest equivalent at the annual rate of 3.65%. The Committee’s designation of an Investment Option does not imply any obligation on the part of the Participating Employers to set aside or otherwise invest funds in the designated Investment Option. The Investment Options serve merely as a device for determining the amount of deemed investment gain or loss to be credited or charged to the Participant’s account. Further, the Committee may at any time modify the roster of available Investment Options, including the elimination of any Investment Option that was previously available under the Plan.

(b) In accordance with uniform rules prescribed by the Committee, from and after the date on which the Committee permits a Participant to make an election with respect to the deemed investment of his or her account, a Participant may designate, in such manner as the Committee may prescribe (which may include a requirement to use an on-line election system), how his or her account balance shall be deemed to be invested among the Investment Options or to change a previous investment designation. A Participant, in his or her investment designation, shall indicate whether the investment designation shall operate (i) to reallocate the account balance (as of the effective date of the election) in the percentages specified by the Participant in his or her investment election, and/or (ii) as a direction with respect to the deemed investment of future Company contribution credits. Subject to subsection (a), if the Participant fails to make a timely and complete investment designation with respect to any portion of the Participant’s account, he or she shall be deemed to have elected that 100% of portion of the account balance for which no direction has been received shall be deemed to be invested in the default Investment Option specified by the Committee.

(c) When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage to be allocated to each Investment Option.

(d) A Participant’s investment election or deemed investment election shall become effective on the date established by the Committee for this purpose, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this Section.

(e) Other than a reallocation of part or all of a Participant’s account balance pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative investment return realized by the various hypothetical Investment Options that the Participant has designated, i.e., in the absence of a new election, the Participant’s account will not be periodically “rebalanced” to return the investment allocation of the Participant’s account to the investment allocation in effect on the effective date of the Participant’s most recent investment election.

(f) Subject to subsection (a), as of each Valuation Date, the account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her account since the immediately preceding Valuation Date had the Account been invested in accordance with the terms of the Plan and (if applicable) the Participant’s actual or deemed investment election.

Section 3.02. Distribution.

(a) Defined Contribution Basis. Plan benefits accrue on a defined contribution basis. The benefit payable to a Participant who is eligible for Plan benefits will be equal to the balance in the Participant’s notional account, consisting of the sum of the Company contribution credits and deemed interest or investment gain or loss.

(b) Vesting.

(i)	Matching Contribution Credits. A Participant is entitled to the portion of his or her Account that is attributable to Matching Contribution Credits if the Participant has completed at least five (5) years of Vesting Service (as determined under the Visteon Investment Plan).

(ii)	Special 2012 Contribution Credits. A Participant is vested in the portion of his or her Account that is attributable to Special 2012 Contribution Credits if the Participant is vested in the corresponding Special 2012 Non-Elective Contributions under the Visteon Investment Plan.

(iii)	Disability Contribution Credits. A Participant is vested in the portion of his or her Account that is attributable to Disability Contribution Credits if the Participant is vested in the corresponding disability contributions under the Visteon Investment Plan.

(c) Time and Form of Distribution.

(i)	The Participant will receive payment of the vested portion of his or her Account that is attributable to Matching Contribution Credits and the Special 2012 Contribution Credit (if any), together with deemed investment gain or loss thereon, in the form of a single lump sum on the first day of the seventh month following the Participant’s Separation from Service. The amount of the lump sum payment will be equal to the balance in the Participant’s Account on the Valuation Date immediately preceding the payment date (the date on which the distribution is processed).

(ii)

The Participant will receive payment of the vested portion of his or her Account that is attributable to Disability Contribution Credits, together with deemed investment gain or loss thereon, in the form of a single lump sum on the first day of the month following the Participant’s 65th birthday.

Section 3.03. Death Benefits.

(a) If a Participant dies on or after the date on which payment of the Participant’s lump sum Plan benefit has been made, no further benefits are payable following the Participant’s death.

(b) If the Participant dies prior to the date on which payment of the Participant’s benefit has been paid, whether or not the Participant is actively employed at the time of death, the vested, undistributed portion of the Participant’s Account shall be paid in a single sum to the Participant’s Beneficiary. The amount of the death benefit will be equal to the vested, undistributed balance in the Participant’s Account as of the Valuation Date that immediately precedes distribution of the account. Distribution shall be made as soon as practicable (and in no event more than 90 days following) the date of the Participant’s death.

ARTICLE IV. EARNING OUT CONDITIONS

Section 4.01. Conditions Applicable to Continued Payment of Award.

(a) Anything herein contained to the contrary notwithstanding, the right of any Participant to receive any benefit payment hereunder shall accrue only if, during the entire period ending with the scheduled payment date, the Participant shall have earned out such payment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary or affiliate thereof. The Committee shall have the sole and absolute discretion to determine whether a Participant’s activities constitute competition with the Company, and the Committee may promulgate such rules and regulations in this regard as it deems appropriate.

(b) In the event of a Participant’s nonfulfillment of the condition set forth in the immediately preceding paragraph, no further payment shall be made to the Participant or the Beneficiary; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:

(i)	with respect to any such Participant who at any time shall have been a member of the Board of Directors, the President, an Executive Vice President, a Senior Vice President, a Vice President, the Treasurer, the Controller or the Secretary of the Company, such waiver may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary or affiliate thereof by reason of the nonfulfillment of such condition; and

(ii)	with respect to any other such Participant, such waiver may be granted by the Retirement Committee designated under the Visteon Pension Plan upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

(c) Anything herein contained to the contrary notwithstanding, benefit payments shall not be paid to or with respect to any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of employment) acted in a manner detrimental to the best interests of the Company. Any such determination shall be made by (i) the Committee with respect to any Participant who at any time shall have been a member of the Board of Directors, an Executive Vice President, a Senior Vice President, a Vice President, the Treasurer, the Controller or the Secretary of the Company, and (ii) the Retirement Committee designated under the Visteon Pension Plan with respect to any other Participant, and shall apply to any amounts payable after the date of the applicable committee’s action hereunder, regardless of whether the Participant has commenced receiving benefit payments hereunder. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any subsidiary or affiliate thereof shall be governed by subsections (a) and (b) above and shall not be subject to any determination under this subsection (c).

ARTICLE V. GENERAL PROVISIONS

Section 5.01. Administration and Interpretation.

(a) Subject to subsection (b) below, the Committee shall administer and interpret the Plan.

(b) Subject to such limits as the Committee may from time to time prescribe or such additional or contrary delegations of authority as the Committee may prescribe, the Company’s Director of Compensation and Benefits may exercise any of the authority and discretion granted to the Committee hereunder, provided that (i) the Director of Compensation and Benefits shall not be authorized to amend the Plan, and (ii) the Director of Compensation and Benefits shall not exercise any authority and responsibility with respect to non-ministerial matters affecting the participation in the Plan by the Director of Compensation and Benefits. To the extent that the Director of Compensation and Benefits is authorized to act on behalf of the Committee, any references herein to the Committee shall be also be deemed references to the Director of Compensation and Benefits.

(c) The Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. The Committee shall have the discretionary authority to interpret and construe the Plan, to make benefit determination (and benefit adjustments) under the Plan, and to take all other actions that may be necessary or appropriate for the administration of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers, and employees of the Company or a Participating Employer, the Plan participants, and their respective successors in interest.

Section 5.02. Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

Section 5.03. Deductions and Offsets. Anything contained in the Plan notwithstanding, a Participating Employer may deduct from any distribution hereunder, at the time payment is otherwise due and payable under the Plan, all amounts owed to the Company or a Participating Employer by the Participant for any reason, or the Company may offset any amounts owing to it or an Affiliate by the Participant for any reason against the Participant’s benefit, whether or not the benefit is then payable, up to the maximum amount that may be offset without violating Code Section 409A.

Section 5.04. Tax Withholding. A Participating Employer shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes. No later than the date as of which an amount first becomes includible in the income of the Participant for employment tax purposes, the Participant shall pay or make arrangements satisfactory to the Company regarding the payment of any such tax. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may direct that the Participant’s benefit be reduced to reflect the amount needed to pay the Participant’s portion of such tax.

Section 5.05. Claims Procedure.

(a) Claim for Benefits. Any Participant or Beneficiary (hereafter referred to as the “claimant”) under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee. not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. If the Committee denies the claim, it shall deliver, within one hundred thirty-five (135) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice of such denial decision. The written decision shall be within 90 days of receipt of the claim by the Committee (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim and (v) an explanation of the Participant’s or Beneficiary’s right to bring suit under ERISA following an adverse determination upon appeal.

(b) Appeal. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 180 days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A In order that the Committee may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Committee’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the claimant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

Section 5.06. Participant Rights Unsecured.

(a) Unsecured Claim. The right of a Participant or his or her Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

(b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

Section 5.07. No Contract of Employment. The Plan is an expression of the Company’s present policy with respect to Company executives who meet the eligibility requirements set forth herein. The Plan is not a contract of employment, nor does it provide any Participant with a right to continue in the employment of the Company or any other entity. No Participant, Beneficiary or other person shall have any legal or other right to any benefit payments except in accordance with the terms of the Plan, and then only while the Plan is in effect and subject to the Company’s right to amend or terminate the Plan as provided in Section 7.07 below.

Section 5.08. Amendment or Termination. There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President, Human Resources, may at any time and for any reason, amend or terminate the Plan; provided that (a) the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefits payable under the Plan, (b) any termination of the Plan shall be implemented in accordance with the requirements of Code Section 409A, and (c) no Plan amendment or termination may reduce or eliminate a Participant’s benefit accrued under the Plan prior to the date on which such amendment or termination is adopted (or if later, made effective).

Section 5.09. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Participating Employers.

Section 5.10. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of Beneficiaries pursuant to subsection (c) of Section 1.01), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Beneficiary.

Section 5.11. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 5.12. Designated Payment Dates. Whenever a provision of this Plan specifies payment to be made on a particular date, the payment will be treated as having been made on the specified date if it is made as soon as practicable following the designated date, provided that (a) the Participant is not permitted, either directly or indirectly, to designate the taxable year of payment and (b) payment is made no later than the 15th day of the third calendar month following the designated payment date.

Section 5.13. Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms Federal securities law or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

Section 5.14. Disregard of Six Month Delay. Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service, the stock of the Company or any other related entity that is considered a “service recipient” within the meaning of Section 409A of the Code is not traded on an established securities market or otherwise, then the provision of the Plan requiring that payments be delayed for six months (with payment to be made on the first day of the seventh month) following Separation from Service shall cease to apply to the extent that such action is permitted under Code Section 409A . In such event, in the case of a benefit payment of which is triggered by the Participant’s Separation from Service, the lump sum payment of a Participant’s benefit shall be made within 90 days following the Participant’s Separation from Service.

VISTEON CORPORATION

By:	/s/ Keith M. Shull
Keith M. Shull
Senior Vice President, Human Resources

Date:	October 28, 2011